EPOCH HOLDING CORPORATION DECLARES FIRST DIVIDEND

NEW YORK -- (BUSINESS WIRE) - October 10, 2007 -- Epoch Holding Corporation (“Epoch” or the “Company”) (Nasdaq: EPHC - News) today announced that its Board of Directors, at a meeting held last evening, declared a quarterly cash dividend on the Company's Common Stock of $0.025 per share payable on November 15, 2007 to stockholders of record at the close of business on October 31, 2007.

“This declaration, our first dividend as a public company, is an important milestone for the Company and its investors,” said Chief Executive Officer William Priest. Priest continued, “The firm’s progress and growth warranted the initiation of a cash dividend at this time. Our assets under management have grown substantially since we started the firm just over three years ago. The strength of our balance sheet and the successful execution of our investment strategies over this time period give us the confidence to initiate a dividend to shareholders.”

The Company expects quarterly dividends going forward to be paid in February, May, August and November of each fiscal year, and anticipates a total annual dividend of $0.10 per common share. However, the actual declaration of future cash dividends, and the establishment of record and payment dates, will be subject to final determination by the Board of Directors each quarter after its review of the Company's financial performance.

About Epoch Holding Corporation

Epoch Holding Corporation conducts its operations through Epoch Investment Partners, Inc., a wholly-owned subsidiary and a registered investment adviser under the Investment Advisers Act of 1940. Investment management and investment advisory services are the Company's sole line-of-business. Headquartered in New York, with an office in Sherman Oaks, CA, the Company's current product offerings include U.S. Value; U.S. Small Cap Value; U.S. All Cap Value; U.S. Balanced; Global Small Cap; Global Absolute Return; Global Equity Shareholder Yield; and International Small Cap.

For more information about Epoch contact Phil Clark at Epoch Investment Partners, 212-303-7210, pclark@eipny.com or visit Epoch's website at www.eipny.com

Safe Harbor Statement:

This press release may contain forward-looking statements that involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, estimates and expectations is contained in the Company's SEC filings. The Company undertakes no duty to update its forward-looking statements, including its earnings outlook.